UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2011

RURAL/METRO CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-22056	86-0746929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9221 East Via de Ventura

Scottsdale, Arizona

85258

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (480) 606-3886

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 25, 2011, a report was issued by the San Diego City Auditor’s Office regarding claims against Rural/Metro Corporation (the “Company”) and San Diego Medical Services Enterprise LLC (“SDMSE”), which is the joint venture entity through which the Company provides emergency and non-emergency medical transport services to the City of San Diego, California. The report focuses primarily on the accounting for SDMSE and recommends, among other things, that SDMSE’s revenues and expenses be reviewed to ensure that they were proper and that reimbursements to the Company were appropriate.

SDMSE is an organization that is jointly managed by the Company and the City of San Diego. The organization historically has been managed by five managers, two of which are appointed by the Company and three of which are appointed by the City. The Company serves as SDMSE’s financial administrator and is confident in the accounting practices relating to SDMSE. The Office of the San Diego City Attorney has advised the Company that it is required to respond to the City Auditor’s report, and the Company intends to lend its full cooperation and support.

To facilitate a timely resolution, the Company and the City have entered into an interim settlement agreement that provides for submission of the matter to a mediator and third-party forensic auditor. As part of this interim settlement, the Company has also agreed to provide the City with a $7.5 million surety bond to cover potential liabilities. Although the Company is unable at this time to predict the timing or outcome of this process, or any potential impact on its business operations, based on information currently available the Company does not anticipate any amounts will be drawn against the bond and that it will be fully released at the conclusion of the process.

The information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities thereof, nor shall it be deemed to be incorporated by reference in any filing under the Exchange Act or under the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURAL/METRO CORPORATION

Date: April 27, 2011	By:	/s/ Michael P. DiMino
Michael P. DiMino President and Chief Executive Officer